SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 18, 2016 (March 18, 2016)

XLI Technologies, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-55118	30-0785773
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

6795 Edmond St., 3rd Floor

Las Vegas, NV 89118

Tel: 424-653-0120

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

On March 31, 2016 XLI Technologies, Inc. (the "Company") issued a 10% original issue discount note (the "Note") to JMJ Financial (the "Investor"). The principal amount of the Note was $55,555.56 and the consideration paid was $50,000. The principal is due on March 31, 2018 together with a one-time interest charge of 12%. The Investor may convert the Note into shares of the Company's common stock at a conversion price equal to the lesser of $0.20 or 60% of the lowest trading price in the 25 trading days previous to the conversion date. The Company agreed to register for resale all shares of common stock issuable upon conversion of the Note and pay damages of 25% of the outstanding principal balance, but not less than $25,000, for failure to register the shares. The damages shall be due and payable to the Investor at its election in the form of cash or increasing the principal amount of the Note. So long as the Note is outstanding, upon any issuance by the Company of a security with any term more favorable to the holder of such security or with a term in favor of the holder of such security that was not similarly provided to the Investor, such term, at the Investor's option, shall become a part of the Note. Conversions of the Note shall not be permitted if such conversions will result in the holder owning more than 4.99% of the Company's outstanding common stock. The Company has agreed to reserve for issuance 7,500,000 shares of common stock issuable under the Note. The Investor may, at its sole discretion, issue additional identical notes up to an aggregate principal amount of $500,000.

The Note has not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or the securities laws of any state, and was offered and issued in reliance on the exemption from registration under the Securities Act, afforded by Section 4(a)(2).

The foregoing descriptions of the Note is not complete and is qualified in its entirety by reference to the full text of the Form of Convertible Promissory Note, a copy of which is filed as Exhibit 10.1 to this report and is incorporated by reference herein.

Item 8.01 Other Events.

On March 18, 2016, James Schramm, the Company's sole director, Chief Executive Officer, President, Chief Financial Officer, Treasurer and Secretary, canceled and returned to treasury 25,000,000 shares of common stock.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1	Form of Convertible Promissory Note

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XLI Technologies, Inc.

Date: April 19, 2016	By:	/s/ James Schramm
James Schramm
Chief Executive Officer